Exhibit 99.1

Francesca’s Holdings Corporation Announces Upsizing and Pricing of its Follow-On Offering

HOUSTON, January 26, 2012 – Francesca’s Holdings Corporation (Nasdaq:FRAN) today announced the upsizing and pricing of its follow-on public offering. The size of the offering has been increased from the previously announced 9,000,000 shares of common stock to 10,400,000 shares of common stock at a public offering price of $23.00 per share. All 10,400,000 shares are being offered by selling stockholders, which include certain members of management and certain affiliates of CCMP Capital Advisors, LLC. In addition, certain selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,560,000 shares of common stock. Francesca’s Holdings Corporation will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint bookrunners for the offering, and Stifel, Nicolaus & Company, Incorporated and KeyBanc Capital Markets Inc. are acting as co-managers.

The offering is being made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering may be obtained by contacting: Prospectus Department, Goldman, Sachs & Co., 200 West Street, New York, NY 10282; or Prospectus Department, J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717.

A registration statement relating to shares of the common stock of Francesca’s Holdings Corporation has been declared effective by the Securities and Exchange Commission on January 26, 2012. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Francesca’s Holdings Corp.

Francesca’s Collections is a growing specialty retailer with boutiques designed and merchandised to feel like independently owned, upscale boutiques and provide customers with an inviting, intimate and differentiated shopping experience. The assortment is made up of a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. The boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week to create a sense of scarcity and newness.

CONTACT:	Francesca’s Collections ICR, Inc. Jean Fontana/Joseph Teklits 203-682-8200 jean.fontana@icrinc.com